                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        CIRCLE INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                       1

LOGO

                        CIRCLE INTERNATIONAL GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        MONDAY, MAY 11, 1998, 10:30 A.M.

TO THE STOCKHOLDERS:

     Please be advised that the Annual Meeting of Stockholders of Circle International Group, Inc. will be held at the office of the Company, 260 Townsend Street, San Francisco, California, on Monday, May 11, 1998, at 10:30 a.m. for the following purposes:

     (1) To elect two Class I directors.

     (2) To approve the amendment of the 1994 Omnibus Equity Incentive Plan to increase the number of shares authorized for issuance thereunder by 500,000.

     (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 27, 1998, will be entitled to vote at the meeting and any adjournment thereof.

San Francisco, California
April 1, 1998

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert H. Kennis

                                          --------------------------------------
                                          General Counsel and Secretary

     YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                        CIRCLE INTERNATIONAL GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Circle International Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 11, 1998, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 1, 1998.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 27, 1998, will be entitled to vote at the Annual Meeting.

     As of the close of business on March 27, 1998, there were outstanding 16,254,814 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Item 2 (the proposal to amend the 1994 Omnibus Equity Incentive Plan) requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Accordingly, abstentions on
Item 2 will have the effect of a negative vote on this item. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, a broker non-vote will have no effect on Item 2 which requires the affirmative vote of a majority of shares represented at the Annual Meeting and entitled to vote thereon.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation and By-laws of the Company provide for a Board of Directors consisting of not less than three members, divided into three classes. The size of the Board of Directors may be determined subject to the foregoing minimum from time to time by the Board of Directors of the Company. The size of the Board of Directors has currently been established at seven.

     Directors elected into a class at the annual meeting of stockholders in each year serve three-year terms and until their successors have been duly elected. Directors appointed by the Board of Directors of the Company to fill vacancies or newly created directorships serve for the remainder of the term of the class to which they are appointed. The Class I directors elected at the Annual Meeting will serve until the 2001 Annual Meeting; Class II directors elected at the 1996 Annual Meeting will serve until the 1999 Annual

Meeting; and Class III directors elected at the 1997 Annual Meeting will serve until the 2000 Annual Meeting.

     The persons named below are the nominees to serve as Class I directors until the 2001 Annual Meeting of Stockholders and until their successors have been elected or until death, retirement, resignation or removal. The nominees presently serve as Class I directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of such nominees to the Board of Directors. If either of such nominees is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that such nominees will be unable or unwilling to serve if elected as directors. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                                  SERVED AS
                                BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND    DIRECTOR
NOMINEES FOR DIRECTOR    AGE                  OTHER INFORMATION                     SINCE
---------------------    ---    ----------------------------------------------    ---------
Peter Gibert             55     Chairman of the Board of Directors, President       1992
                                and Chief Executive Officer. From February
                                1984 to May 1991, Mr. Gibert was President and
                                Chief Executive Officer of Darrell J. Sekin
                                and Co. (international freight forwarder).
Edwin J. Holman          51     Chairman and Chief Executive Officer of             1995
                                Petries Retail, Inc. (operator of retail
                                stores). From 1993 to 1995, Mr. Holman was
                                President and Chief Operating Officer of
                                Woodward and Lothrop, Inc. (department stores
                                located in the Mid-Atlantic region). From 1981
                                to 1993, Mr. Holman was an officer of Carter
                                Hawley Hale Stores, Inc., most recently Vice
                                Chairman and Chief Operating Officer.

     Set forth below is certain information concerning the other directors which is based on data furnished by them.

                                                                                  SERVED AS
                                BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND    DIRECTOR
CONTINUING DIRECTORS     AGE                  OTHER INFORMATION                     SINCE
--------------------     ---    ----------------------------------------------    ---------
Wesley J. Fastiff        65     President of Littler Mendelson, a law firm          1971
                                which was retained by the Company to perform
                                legal services in 1997.
John M. Kaiser           58     Private businessman. From 1979 to 1988, Mr.         1993
                                Kaiser was President of Expeditors
                                International of Washington, Inc.
                                (international freight forwarder).
John M. Lillie           61     Chairman of the Board of Directors of The Epic      1997
                                Team (bicycles and accessories). Mr. Lillie
                                was Chairman and Chief Executive Officer of
                                American President Companies, Ltd.
                                (transportation company) from 1992 to 1995.
                                Mr. Lillie is a director of The Gap, Inc.
                                (specialty retailer), Walker Interactive
                                (software), and Consolidated Freightways
                                (transportation company).
Ray C. Robinson, Jr.     77     Private businessman. Mr. Robinson served as         1971
                                Secretary of the Company from 1971 until
                                January 1986.
Frank J. Wezniak         65     Vice President, O'Connor, Wright, Wyman             1987
                                (investment banking). From 1994 to 1997, Mr.
                                Wezniak was President and Chief Executive
                                Officer of Karri Technology, Inc.
                                (manufacturer of information collection
                                systems). From 1987 to 1992, Mr. Wezniak was
                                President of Computer Identics (manufacturer
                                of bar code and data collection information
                                systems).

                         FURTHER INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     During 1997, the Board of Directors held seven meetings. The Company has an Audit Committee, a Human Resources, Compensation and Nominating Committee and a Strategic Planning and Mergers and Acquisitions Committee.

     The members of the Audit Committee are Edwin Holman (Chairman), John M. Kaiser, John M. Lillie and Frank J. Wezniak. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. During 1997, the Audit Committee held six meetings.

     The members of the Human Resources, Compensation and Nominating Committee are John M. Kaiser (Chairman), Wesley J. Fastiff, Ray C. Robinson, Jr., and Frank J. Wezniak. Among the functions of the Human Resources, Compensation and Nominating Committee are to propose nominees for membership on the Board of Directors, review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and administer the Company's stock option plans. During 1997, the Human Resources, Compensation and Nominating Committee held seven meetings.

     The members of the Strategic Planning and Mergers and Acquisitions Committee are Peter Gibert (Chairman), Edwin Holman, John M. Kaiser, John M. Lillie, Ray C. Robinson, Jr., and Wesley J. Fastiff. Among the functions of the Strategic Planning and Mergers and Acquisitions Committee are to review and make recommendations to the Board of Directors concerning proposed or potential acquisitions, mergers, joint ventures, or other business combinations, and to consult with management regarding acquisition strategy. During 1997, this Committee held one meeting.

COMPENSATION OF DIRECTORS

     Directors are paid directors fees consisting of $13,000 per year and $750 for each Board meeting attended. Directors who attend meetings of the Audit Committee, Strategic Planning and Mergers and Acquisitions Committee or Human Resources, Compensation and Nominating Committee receive an additional $500 for each meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the Company retained the law firm of Littler Mendelson to perform legal services for it. Mr. Fastiff, a director of the Company and a member of the Human Resources, Compensation and Nominating Committee, serves as president of Littler Mendelson.

            PROPOSAL TO AMEND THE 1994 OMNIBUS EQUITY INCENTIVE PLAN

     At the Annual Meeting held in May 1994 the stockholders of the Company adopted the 1994 Omnibus Equity Incentive Plan (the "Plan") pursuant to which an aggregate of 750,000 shares of the Company's Common Stock were originally reserved for issuance to key employees and consultants of the Company and its subsidiaries. At the 1996 Annual Meeting, the stockholders approved an amendment to the Plan to increase the number of shares authorized for issuance under the Plan by 1,250,000 shares. On March 5, 1998, the Board of Directors of the Company conditionally amended the Plan, subject to stockholder approval at the 1998 Annual Meeting, to increase the number of shares authorized for issuance under the Plan by an additional 500,000 shares.

     The reason for this increase is to ensure that a sufficient number of shares of the Company's Common Stock is available under the Plan for awards to attract, retain and motivate selected employees with outstanding experience and ability. As of March 6, 1998, there were 379,025 shares remaining for awards under the Plan, which would increase to 879,025 if the proposal is approved. In addition, as of such date, options to purchase 128,154 shares of Common Stock were outstanding under two prior stock option plans, and options to purchase 228,800 shares remained available for future grants under one of these prior plans. One of the prior plans has expired and the other prior plan has not been used following the adoption of the Plan. Set forth below is a summary of certain of the principal features of the Plan.

GENERAL

     The Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance unit awards and performance share awards (collectively, "Awards") to key employees and consultants of the Company and its subsidiaries.

PURPOSE

     The purpose of the Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees and consultants to those of the Company's stockholders and by providing such employees and consultants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations.

ADMINISTRATION

     The Plan is administered by the Human Resources, Compensation and Nominating Committee of the Board of Directors of the Company (the "Committee").

OPTIONS

     The price of the shares of the Company's Common Stock subject to each option (the "option price") is set by the Committee but may not be less than 50% of the fair market value on the date of grant in the case of an option that is not an incentive stock option (a "nonqualified stock option"), and not less than 100% of the fair market value in the case of an incentive stock option. To date, no options have been granted below fair market value under the Plan.

     Options granted under the Plan are exercisable at the times and on the terms established by the Committee, provided that options granted to officers who are subject to section 16(b) of the Securities and Exchange Act of 1934 (the "Exchange Act") may not be exercised until six months following the date of grant. Subject to the foregoing limitation, the Committee may accelerate the exercisability of any option.

     The option price must be paid in full in cash or its equivalent at the time of exercise. The Committee also may permit payment of the option price by the tender of previously acquired shares of the Company's stock or such other legal consideration which the Committee determines to be consistent with the Plan's purpose and applicable law.

STOCK APPRECIATION RIGHTS

     The Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof, none of which have been granted under the Plan thus far. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to automatically be exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled).

     The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company's Common Stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR. An SAR that is granted to an officer who is subject to section 16(b) of the Exchange Act ("Section 16(b)") may not be exercised until at least six months following the date of grant. To date, the Company has not made an SAR award.

RESTRICTED STOCK AWARDS

     The Plan permits the grant of restricted stock awards which are restricted Common Stock bonuses that vest in accordance with terms established by the Committee. Restricted Stock granted to an officer subject to Section 16(b) may not vest prior to six months following the date of its grant. The Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

PERFORMANCE UNIT/SHARE AWARDS

     The Plan permits the grant of performance unit and performance share awards which are bonuses credited to an account established for the recipient and payable in cash, Common Stock, or a combination thereof. Each performance unit has an initial value that is established by the Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of its grant. The number and/or value of performance units/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Committee are satisfied. The payment date for performance unit/share awards granted to officers and directors subject to Section 16(b) may not be less than six months from the date of grant.

     After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance units/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee also may waive the achievement of any performance goals for such performance unit/share award.

     Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient's termination of employment or the date set forth in the award agreement. To date, the Company has not made a performance unit/share award.

NONTRANSFERABILITY OF AWARDS

     Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, an optionee or recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.

NEW PLAN BENEFITS

     Regulations adopted by the Securities and Exchange Commission require disclosure of benefits to the executive officers of the Company named in the summary compensation table and to certain other categories of award recipient, if such benefits are determinable. In addition to the grants of stock options set forth below, it is likely that substantial additional grants will be made to such persons and others during the life of the Plan, and it is impossible to determine the amount or terms of such future grants.

     The following table sets forth as of February 28, 1998 (a) the aggregate number of shares of the Company's Common Stock subject to awards granted under the Plan since January 1, 1997, and (b) the dollar value of such awards based on the difference between the exercise prices and $28.25 per share, the closing price for the shares of Common Stock on February 28, 1998.

                                                       NUMBER OF    DOLLAR VALUE
                                                        OPTIONS      OF OPTIONS
             NAME OF INDIVIDUAL OF GROUP                GRANTED       GRANTED
             ---------------------------               ---------    ------------
Peter Gibert.........................................   100,000      $  162,500
Steven D. Leonard....................................         0      $        0
Robert J. Diaz.......................................    15,000      $   41,250
Kim E. Wertheimer....................................    15,000      $   24,375
Robert H. Kennis.....................................    10,000      $   63,750
All executive officers, as a group...................   140,000      $  291,875
All employees who are not executive officers, as a
  group..............................................   268,350      $1,015,453
All directors who are not executive officers, as a
  group..............................................         0      $        0

REQUIRED VOTE

     The affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PLAN.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the last three fiscal years is set forth below.

                                                                                                    LONG TERM
                                                            ANNUAL COMPENSATION                COMPENSATION AWARDS
                                                 -----------------------------------------   -----------------------
                                                                                             RESTRICTED   SECURITIES   ALL OTHER
                                                                           OTHER ANNUAL        STOCK      UNDERLYING   COMPENSA-
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)   AWARDS($)    OPTIONS(#)   TION($)(2)
      ---------------------------         ----   ---------   --------   ------------------   ----------   ----------   ----------
Peter Gibert............................  1997   $375,000    $185,000        $122,850(3)          --       100,000       $4,750
  Chairman, President and                 1996    375,000     150,000         118,000(3)          --        60,000        4,750
  Chief Executive Officer                 1995    240,000      43,000         113,000(3)          --            --        3,400
Steven D. Leonard.......................  1997    275,000          --              --             --            --        4,100
  Former Officer                          1996    225,000     100,000         198,000(4)          --       125,000           --
Robert J. Diaz..........................  1997    210,000      90,000          58,000(5)          --        15,000        4,750
  Senior Vice President,                  1996    210,000      75,000          61,600(5)          --            --        4,750
  Chief Financial Officer and Treasurer   1995    210,000      69,000          97,600(6)          --            --        2,900
Kim E. Wertheimer.......................  1997    168,500     127,500              --          1,200(7)     15,000        4,750
  Vice President                          1996    168,500     100,000              --             --        15,000        4,750
                                          1995    166,000     100,000              --             --        15,000        4,900
Robert H. Kennis........................  1997    155,000      82,500              --            360(7)     10,000        4,750
  Vice President, Secretary               1996    145,000      70,000              --             --        10,000        4,750
  and General Counsel                     1995    140,000      70,000              --             --        17,500        4,750

---------------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1995, 1996 and 1997 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The amounts shown consist of Company contributions under the Company's Profit Saving Plan which has been qualified under sections 401 and 501 of the Internal Revenue Code of 1986, as amended, and covers employees who voluntarily enroll in the Plan the quarter after completing six months of continuous service with the Company.

(3) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact, as well as directors fees (consisting of $24,000, $19,000, and $19,000 in fiscal years 1997, 1996 and
    1995).

(4) Represents a relocation allowance and compensation for its tax impact.

(5) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact.

(6) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact ($45,600) and relocation expenses reimbursed by the Company ($52,000).

(7) Represents payment for certain accrued and unused vacation hours pursuant to a buy-down program offered to all employees possessing a certain amount of vacation hours. The fair market value of these shares was determined by the Company to be $21 per share when the buy-out program was announced. All such shares vest on July 15, 1998 if the recipient is employed with the Company on that date.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during 1997 to the executive officers named in the foregoing Summary Compensation Table.

                                 OPTION GRANTS

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF                                                  ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES   PERCENT OF TOTAL                              PRICE APPRECIATION FOR OPTION
                         UNDERLYING   OPTIONS GRANTED    EXERCISE OR                           TERM(4)
                          OPTIONS     TO EMPLOYEES IN    BASE PRICE    EXPIRATION   ------------------------------
         NAME            GRANTED(1)     FISCAL YEAR       ($/SH)(2)     DATE(3)        5%($)             10%($)
         ----            ----------   ----------------   -----------   ----------   ------------      ------------
Peter Gibert...........   100,000          23.8%           $26.63       2005         $1,271,225        $3,044,805
Steven D. Leonard......        --             --               --        --                  --                --
Robert J. Diaz.........    15,000           3.6%           $25.50       2005         $  182,627        $  437,423
Kim E. Wertheimer......    15,000           3.6%           $26.63       2005         $  190,684        $  456,721
Robert H. Kennis.......    10,000           2.4%           $21.87       2005         $  104,443        $  250,160

---------------
(1) All option awards granted to the named executives in fiscal 1997 are exercisable in annual increments of 25%, commencing one year from date of grant, except for options granted to Peter Gibert to purchase an aggregate of 100,000 shares which are exercisable in annual increments of 50% commencing one year from date of grant. Under the terms of the Company's stock option plans, the Human Resources, Compensation and Nominating Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value at date of grant.

(3) All options granted in fiscal 1997 were granted for a term of eight years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

     The following table sets forth certain information with respect to option exercises during 1997 and stock options held by each of the Company's executive officers as of December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                                                          VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED   IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT FY-END(#)        AT FY-END($)
                                       SHARES                     ---------------------   --------------------
                                      ACQUIRED         VALUE          EXERCISABLE/            EXERCISABLE/
              NAME                 ON EXERCISE(#)   REALIZED($)       UNEXERCISABLE          UNEXERCISABLE
---------------------------------  --------------   -----------   ---------------------   --------------------
Peter Gibert.....................          --              --         67,500/130,000       $428,925/$168,750
Steven D. Leonard................      41,750        $386,188              0/ 25,000       $      0/$129,700
Robert J. Diaz...................      15,000        $221,875         22,500/ 29,500       $210,105/$111,725
Kim E. Wertheimer................          --              --         37,250/ 43,250       $276,403/$131,461
Robert H. Kennis.................       7,500        $ 93,435         29,500/ 34,000       $228,734/$158,079

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Peter Gibert, which has been extended through December 31, 2001, pursuant to which Mr. Gibert is employed as the Company's President and Chief Executive Officer. Under the terms of this agreement, Mr. Gibert receives a minimum salary of $31,250 per month for calendar years 1997 and 1998, and a minimum salary of $22,917 per month thereafter. The employment agreement provides for a bonus for year-end 1997 which is determined as follows: if the Company's earnings per share ("EPS") for the calendar year are less than an 11% increase over the preceding year, any bonus paid is subject to the discretion of the Board of Directors; if the EPS increase over the preceding year is between 11% and 15%, then Mr. Gibert is entitled to a minimum annual bonus of 20% of his base salary; if the EPS increase is 16% to 20% over the preceding year the minimum bonus will be 40% of base salary; if the EPS increase over the preceding year is 21% or more, then the minimum bonus will be 50% of base salary. The bonus formula for years after 1997 has not yet been determined, but will provide for a minimum annual bonus of $100,000. The agreement with Mr. Gibert provides for severance pay equal to the base salary and minimum bonus obligation through the remaining term of the agreement in the event that Mr. Gibert's employment is terminated for a reason other than for cause.

     The Company also has an employment agreement with Kim Wertheimer, expiring upon twelve months notice. Under the terms of this agreement, Mr. Wertheimer is entitled to a minimum salary of $14,000 per month and a bonus equal to the greater of (i) $45,000 or (ii) .25 of 1% of the Company's income from operations if the Company's income from operations is at least 110% of the previous year's. The agreement with Mr. Wertheimer provides for an annual grant of options to purchase 15,000 shares of Common Stock for three years, the payment of moving expenses up to $20,000 and a $100,000 loan for relocation expenses to be forgiven over five years as long as Mr. Wertheimer remains an employee of the Company.

     The agreement with Mr. Wertheimer also provides for the continuation of his salary for up to 12 months in the event of termination of employment without cause. The Company also has commitments to Robert Diaz and Robert Kennis to provide for continuation of their salaries for up to 12 months in the event of termination of employment without cause.

     The Company entered into an agreement with Steven Leonard prior to his termination of employment providing for certain consulting and non-solicitation obligations through July 31, 1998. In exchange the Company agreed to pay certain of Mr. Leonard's medical and life insurance premium costs, to defer payment to July 31, 1998 of a promissory note obligation to the Company and, under certain circumstances, to allow the exercise in the future of options to purchase 25,000 shares of stock previously awarded to Mr. Leonard. As of December 31, 1997 the unpaid principal and interest on the note aggregated $271,700.

TRANSACTIONS WITH THE COMPANY

     In February 1989, Peter Gibert executed a Promissory Note (the "Note") in the principal amount of $717,944 in favor of Darrell J. Sekin & Co. ("Sekin"). The Note provided bi-monthly payments of principal and interest (accruing annually at 9.25%) and a maturity date of February 15, 1994. Payments under the Note terminated in May 1991 when the Company acquired all of the outstanding shares of Sekin. In June 1993, the Company agreed to defer the payments of principal and interest until the termination of the employment agreement between Mr. Gibert and the Company which is described above. Additionally, the interest rate on the Note was reduced to 5% effective June 1993. As of December 31, 1997, unpaid principal and accrued interest on the Note aggregated $226,350.

     In August 1994, the Company agreed to forgive annually $50,000 of the amount due under the Note on the condition that Mr. Gibert is an employee of the Company. The interest rate on the Note was increased to 5.7% effective August 1994. The entire balance owed under the Note will be forgiven in the event Mr. Gibert's employment with the Company is terminated, unless such termination is with cause in which case the entire balance becomes due and owing. During 1997, $50,000 due under the Note was forgiven.

     In connection with Robert Diaz joining the Company in December 1994 and relocating from Denver, Colorado the Company loaned Mr. Diaz $120,000 at an annual interest rate of 6%. The loan is evidenced by a promissory note, which provides that payment shall not be due as long as Mr. Diaz is employed with the Company, and that commencing April 1995, $25,000 shall be forgiven annually until the entire amount of the note is forgiven. The balance outstanding under the note is accelerated and immediately due if Mr. Diaz' employment is terminated under certain circumstances. As of December 31, 1997, the unpaid principal and accrued interest on the note aggregated $49,000.

     On May 15, 1997 Kim Wertheimer executed a Promissory Note in the principal amount of $100,000 bearing interest at 6% per annum. The note provides that payment shall not be due as long as Mr. Wertheimer is employed by the Company, and that commencing May 1998, 20% of the outstanding balance will be forgiven annually until the entire amount of the note is forgiven. The balance outstanding under the note is accelerated and immediately due if Mr. Wertheimer's employment is terminated under certain circumstances. As of December 31, 1997, the unpaid principal and accrued interest on the note aggregated $104,000.

     Additionally, on October 1, 1997 the Company advanced $75,000 to Robert Kennis evidenced by a Promissory Note bearing interest at 7% per annum. The note provides for payment of principal and interest in four equal annual installments. As of December 31, 1997, the unpaid principal and accrued interest on the note aggregated $76,300.

             HUMAN RESOURCES, COMPENSATION AND NOMINATING COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources, Compensation and Nominating Committee (the "Committee") of the Board of Directors is composed entirely of independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for establishing the Company's compensation policies, administering the Company's stock option plans, and reviewing the Company's salary, profit sharing and incentive arrangements generally. In addition, the Committee reviews the compensation levels of the executive officers of the Company, including the Chief Executive Officer, and evaluates their performance. The Committee reviews with the Board the significant aspects of compensation for the executive officers of the Company.

     In discharging our responsibilities as members of the Human Resources, Compensation and Nominating Committee, our objective is to establish policies which will enhance the long-term performance and growth of the Company, enable the Company to attract and retain outstanding executives and employees, and provide meaningful incentives without subjecting the Company to excessive costs. The Company has historically relied principally on cash payments in the form of salary and incentive payments to motivate its key executives and managers, and additionally on employee stock options.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer should relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, a substantial portion of each executive officer's compensation is "at risk" in the form of incentive compensation, which is awarded based on performance of the individual and the Company (or the appropriate business unit managed by the executive officer) for the year in question. The determination of incentive compensation is based on a qualitative evaluation of the individual's contribution to the Company's performance, and is also tied to meeting or exceeding the previous year's financial results.

     Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to seek to preserve the Company's tax deductions.

     Peter Gibert's base salary for 1997 was based on his rights under his amended employment agreement with the Company (the "Employment Agreement") described in the Company's proxy statement under the caption "Employment Agreements."

     Under the terms of this agreement, Mr. Gibert's base salary is established at $31,250 per month through December 31, 1998. Mr. Gibert's bonus plan is as follows: if the Company's earnings per share ("EPS") for the calendar year are less than an 11% increase over the preceding year, any bonus paid is subject to the discretion of the Board of Directors; if the EPS increase over the preceding year is between 11% and 15%, then Mr. Gibert is entitled to a minimum bonus of 20% of his base salary; if the EPS increase is 16% to 20% over the preceding year the minimum bonus will be 40% of base salary; if the EPS increase over the preceding year is 21% or more, then the minimum bonus will be 50% of base salary. For 1997, Mr. Gibert's total bonus will be $185,000. This amount consists of Mr. Gibert's minimum entitlement under the Employment Agreement and a discretionary addition for achieving approximately an 18% EPS increase over the preceding year.

     The perquisites and other benefits received by Mr. Gibert that are reported in the Summary Compensation Table are generally provided pursuant to his Employment Agreement.

March 5, 1998

                                          Human Resources, Compensation and
                                          Nominating Committee

                                          John M. Kaiser, Chairman
                                          Wesley J. Fastiff
                                          Ray C. Robinson, Jr.
                                          Frank J. Wezniak

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the NASDAQ Market Index and a peer group consisting of the Company, Expeditors International of Washington, Inc., Fritz Companies, Inc., Air Express International Corporation, Airborne Freight Corporation and Pittston Burlington Group, whose common stock was publicly listed for the first time in 1997 and which was not included in the peer group last year.

     Measurement Period           Circle           NASDAQ         Peer Group       Peer Group
   (Fiscal Year Covered)      International        Market           (Old)            (New)
12/31/92                           100              100              100              100
12/31/93                           111              115              107              107
12/31/94                            98              112              132              132
12/31/95                           112              150              186              186
12/31/96                           152              195              175              175
12/31/97                           148              240              276              271

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to each named director and each named executive officer, and as to all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 1998.

                                              COMMON STOCK BENEFICIALLY OWNED AS OF
                                                        FEBRUARY 28, 1998
                                              -------------------------------------
                   NAME                       NUMBER OF SHARES             PERCENT
                   ----                       -----------------            --------
Peter Gibert(1)...........................        1,114,153(2)(3)(13)         6.9%
Ray C. Robinson, Jr(1)....................        1,706,997(4)(6)            10.5%
Wesley J. Fastiff.........................           85,433(5)(6)             0.5%
Frank J. Wezniak..........................           13,685(6)                 --
Edwin J. Holman...........................           14,500(7)                 --
John M. Kaiser............................           30,000(8)                0.2%
John M. Lillie............................            7,500(9)                 --
Robert J. Diaz............................           22,500(10)                --
Kim E. Wertheimer.........................          104,739(11)               0.6%
Robert H. Kennis..........................           35,088(12)(13)           0.2%
All directors and officers as a group (10
  persons)................................        3,134,595                  19.3%
Westport Asset Management, Inc.(1)........        1,830,787                  11.3%
Franklin Resources, Inc.(1)...............          966,900                   6.0%
First Union Corporation(1)................          887,800                   5.5%

---------------
 (1) The address of Ray C. Robinson, Jr., and Peter Gibert is 260 Townsend Street, San Francisco, California 94107. With the exception of Ray C. Robinson, Jr., and Peter Gibert, the only stockholders who are known by the Company to own beneficially more than 5% of the Company's Common Stock are Westport Asset Management, Inc., whose address is 253 Riverside Avenue, Westport, Connecticut 06880, Franklin Resources, Inc., whose address is 777 Mariners Island Blvd., San Mateo, CA 94403, and First Union Corporation, whose address is 301 South Tryon, Charlotte, North Carolina 28288.

 (2) Excludes 92,159 shares (0.56%) held by Jeffrey L. Oerke, as trustee of an irrevocable trust for the benefit of the children of Peter Gibert and their descendants. As to such excluded shares, Mr. Gibert disclaims any beneficial interest.

 (3) Includes 97,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (4) Includes 1,696,997 shares held by Ray C. Robinson, Jr. and Craig Howard Robinson as co-trustees of a revocable trust for the benefit of Ray C. Robinson, Jr., his wife, and their descendants.

 (5) Includes 75,433 shares held by Wesley J. Fastiff and Bonnie B. Fastiff as co-trustees of a revocable trust for the benefit of Wesley J. Fastiff, his wife and their descendants.

 (6) Includes 10,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (7) Consists of 14,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (8) Includes 16,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (9) Consists of 5,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998 and 2,500 shares held by John M. Lillie and Darry L. Lillie as co-trustees of a revocable trust for the benefit of John M. Lillie, his wife and their descendents.

(10) Consists of 22,500 shares of issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(11) Includes 35,245 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998 and 1,206 shares of restricted stock as explained in footnote (7) to the Summary Compensation Table.

(12) Includes 34,125 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998 and 364 shares of restricted stock as explained in footnote (7) to the Summary Compensation Table.

(13) Includes shares contributed into the officer's account under the Company's
     Section 401(k) Plan which were previously held by the Company's profit sharing plan.

                           SECTION 16(A) INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1997 to December 31, 1997 all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Robert Diaz filed a Form 5 with respect to the sale of a total of 15,000 shares in May and September 1997 acquired on the exercise of stock options which were not timely reported.

                                    AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 1999 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 4, 1998. Proposals should be addressed to the Company at 260 Townsend Street, San Francisco, California 94107, Attention: Corporate Secretary.

                              COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: April 1, 1998.
                                          By Order of the Board of Directors

                                          Robert H. Kennis, Secretary

                        CIRCLE INTERNATIONAL GROUP, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 11, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints PETER GIBERT and ROBERT H. KENNIS, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CIRCLE INTERNATIONAL GROUP, INC. to be held at the office of the Company at 260 Townsend Street, San Francisco, California, on May 11, 1998, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)






-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

This proxy will be voted as directed.           Please mark
In the absence of contrary directions,         your vote as
this proxy will be voted FOR the               indicated in
election of the directors listed               this example.
above and FOR Proposal 2.                          /X/


(1) The election of two Class I                 FOR                  WITHHOLD
Directors for a three-year-term.         the nominees listed         AUTHORITY
                                          below (except as         to vote for
(INSTRUCTION: To withhold authority to     marked to the           the nominees
vote for any nominee, strike a line       contrary below)          listed below
through the nominee's name below)               / /                    / /

Peter Gilbert
Edwin J. Holman

(2) To approve the amendment of the             FOR       AGAINST       ABSTAIN
1994 Omnibus Equity Incentive Plan              / /         / /           / /
to increase the number of shares
authorized for issuance thereunder
by 500,000.

(3) In their discretion, upon any and
all such other matters as may properly
come before the meeting or any
adjournment thereof.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN
THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


Signature(s)______________________________________Dated:_________________, 1998

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.
------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *